Exhibit 10.13

AMENDED AND RESTATED

COLONIAL FEDERAL SAVINGS BANK

SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of July, 2021, by and between COLONIAL FEDERAL SAVINGS BANK, a savings association located in Quincy, Massachusetts (the “Company”), and James M. O’Leary Jr. (the “Director”). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties. This Agreement is an amendment and restatement of the Agreement originally effective as of January 1, 2002, which was amended as of May 20, 2008, and January 20, 2010. This amendment and restatement shall not by itself change any previous beneficiary designation or executed Split Dollar Policy Endorsement relating to the Agreement.

INTRODUCTION

To encourage the Director to remain serving on the Board of Directors of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Director’s life. The Company will pay life insurance premiums from its general assets.

AGREEMENT

The Company and the Director agree as follows:

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1    “Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

1.2    “Policy” means the specific life insurance policy issued by the Insurer.

1.3    “Insured” means the Director.

1.4    “Normal Retirement Age” means the Director’s 70th birthday.

1.5    “Termination of Service” means the Director ceasing to serve on the Board of Directors of the Company for any reason whatsoever, other than by reason of an approved leave of absence.

1.6    “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.7    “Effective Date” shall mean November 1, 2016.

1.8    “Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

Article 2

Policy Ownership/Interests

2.1    Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of an amount equal to the greater of: a) the cash surrender value of the policy, or b) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer, plus any remaining Net Death Proceeds of the Policy after the Director’s interest has been paid in accordance with Section 2.2 below.

2.2    Director’s Interest. The Director’s interest in the Net Death Proceeds of the Policy shall be as follows: (i) from the Effective Date until the beginning of the next Plan Year, the Director’s interest in the Net Death Proceeds of the Policy shall be limited to the sum of $50,000; (ii) commencing at the beginning of the next Plan Year and at the beginning of each subsequent Plan Year thereafter until the Director reaches Normal Retirement Age, the Director’s interest in the Net Death Proceeds of the Policy shall be increased by $10,000 per Plan Year. The foregoing notwithstanding, (a) the Director’s interest in the Net Death Proceeds of the Policy shall not, under any circumstances, increase after the Director’s Termination of Service, it being agreed that the Director’s interest shall be permanently fixed at the amount payable as of the date of the Director’s Termination of Service, and (b) the Director’s interest in the Net Death Proceeds of the Policy shall not exceed $250,000 under any circumstances. The Director shall have the right to name the beneficiary of the Director’s interest in the Net Death Proceeds of the Policy, and shall also have the right to elect and change settlement options that may be permitted.

2.3    Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Director or the Director’s transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

2.4    Comparable Coverage. Upon execution of this Agreement, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Director’s interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and executes a new Split Dollar Policy Endorsement for said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3

Premiums

3.1    Premium Payment. The Company shall pay any premiums due on the Policy.

3.2 Economic Benefit. The Company shall determine the economic benefit attributable to the Director based on the amount of the current term rate for the Director’s age multiplied by the aggregate death benefit payable to the Director’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

3.3    Imputed Income. The Company shall impute the economic benefit to the Director on an annual basis.

3.4    Cash Payment. The Company shall annually pay to the Director an amount necessary to pay the federal and state income taxes attributable to the imputed income from the economic benefit and to the additional cash payments under this section. In calculating the cash payments due from the Company, the Company shall assume a marginal income tax rate of 35%. If the Director is in service as a member of the Board of Directors on the date the Director reaches the Normal Retirement Age, the cash payments shall continue until the Director’s death. In the event the Director experiences a Termination of Service prior to the Normal Retirement Age, the cash payments shall cease as of the date of such occurrence.

Article 4

Assignment

The Director may assign without consideration all of the Director’s interests in the Policy and in this Agreement to any person, entity or trust. In the event the Director transfers all of the Director’s interest in the Policy, then all of the Director’s interest in the Policy and in the Agreement shall be vested in the Director’s transferee, who shall be substituted as a party hereunder and the Director shall have no further interest in the Policy or in this Agreement.

Article 5

Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims Procedure

6.1    Claims Procedure. A Participant or beneficiary (“claimant” ) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

6.l ..1    Initiation—Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2    Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90- day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3    Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial,

(b)    A reference to the specific provisions of the Plan on which the denial is based,

(c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)    An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(e)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2    Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1    Initiation—Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2    Additional Submissions—Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3    Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4    Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5    Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial,

(b)    A reference to the specific provisions of the Plan on which the denial is based,

(c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of. all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

Article 8

Miscellaneous

8.1    Binding Effect .This Agreement shall bind the Director and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2    No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholders’ rights to replace the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director’s right to terminate services at any time.

8.3    Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Massachusetts, except to the extent preempted by the laws of the United States of America.

8.4    Reorganization. The Company shall not merge or consolidate into or with another company , or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5    Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6    Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

8.7    Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)    Interpreting the provisions of this Agreement;

(b)    Establishing and revising the method of accounting for this Agreement;

(c)    Maintaining a record of benefit payments; and

(d)    Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

8.8    Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the Service of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

DIRECTOR:	COMPANY:
Colonial Federal Savings Bank

/s/ James M. O’Leary, Jr.	/s/ Michael E. McFarland
James M. O’Leary Jr.	By: Michael E. McFarland
Title: President & CEO